[Execution Copy]
EIGHTH AMENDMENT AGREEMENT
          This Eighth Amendment Agreement (“Amendment”) is executed as of the 13th day of March, 2006, by and among Pier 1 Funding, L.L.C., a Delaware limited liability company, as transferor (the “Transferor”), Pier 1 Imports (U.S.), Inc., a Delaware corporation, as servicer (the “Servicer”), and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, National Association), a national banking association, as trustee (the “Trustee”).
W I T N E S S E T H:
          WHEREAS, the Transferor, the Servicer and the Trustee executed the Series 2001-1 Supplement dated as of September 4, 2001 (as heretofore amended, the “Supplement”), to the Pooling and Servicing Agreement dated as of February 12, 1997, among such parties (as heretofore amended, the “Agreement;” unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement or the Supplement, as applicable); and
          WHEREAS, the parties hereto have agreed to amend further the Supplement on the terms and conditions hereinafter set forth.
          NOW, THEREFORE, the parties hereto agree as follows:
          SECTION 1. Amendment of the Supplement. Effective on the date hereof and subject to the satisfaction of the condition precedent set forth in Section 2 below, the Supplement is hereby amended as follows:
          (a) Section 1.9(a) of the Supplement is amended by adding thereto, in proper alphabetical position, the following new definition:
     “Store Payment Cash Collateral Account” shall have the meaning specified in Section 4.20 of the Agreement.
          (a) Section 1.7 of the Supplement is amended by adding thereto, in proper numerical order, the following new section:
     Section 4.20. Store Payment Cash Collateral Account.
     (a) Unless Pier 1 Imports’ Long-Term Issuer Credit Rating (Local Currency) by Standard & Poor’s shall then be BB or higher and its corporate family rating by Moody’s shall then be Ba2 or higher, the Transferor, in order to comply with the requirements of Section 4.18(a) of the Agreement, shall establish on or before March 20, 2006, and thereafter maintain until terminated in accordance with the terms of this Section 4.20, in the name of the Trustee, for the benefit of the Class A Certificateholders, an Eligible Deposit Account (the “Store Payment Cash

Collateral Account”) bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Class A Certificateholders. The Store Payment Cash Collateral Account shall initially be established with the Trustee. The Trustee shall possess all right, title and interest in all funds and other property from time to time credited to or on deposit in the Store Payment Cash Collateral Account and in all proceeds thereof. The Store Payment Cash Collateral Account shall be under the sole dominion and control of the Trustee for the benefit of the Class A Certificateholders. If at any time the Store Payment Cash Collateral Account ceases to be an Eligible Deposit Account, the Trustee (or the Servicer on its behalf) shall within 10 Business Days (or such longer period, not to exceed 30 calendar days, as to which the Administrative Agent shall consent) establish a new Store Payment Cash Collateral Account meeting the conditions specified above as an Eligible Deposit Account, and shall transfer all funds and other property from the old Store Payment Cash Collateral Account to such new Store Payment Cash Collateral Account. The Trustee, at the written direction of the Servicer, shall make withdrawals from the Store Payment Cash Collateral Account from time to time in an amount up to the amount on deposit therein at such time, for the purposes set forth in this Supplement. On or before March 20, 2006, the Transferor shall deposit $2,408,061.34 into the Store Payment Cash Collateral Account.
     (b) Funds on deposit in the Store Payment Cash Collateral Account shall be invested by the Trustee at the written direction of the Transferor or the Servicer in Cash Equivalents selected by the Transferor or the Servicer. Any investment instructions required to be given to the Trustee pursuant to the terms hereof must be given to the Trustee no later than 12:00 p.m. (New York City time) on the date such investment is to be made. In the event the Trustee receives such investment instruction later than such time, the Trustee may, but shall have no obligation to, make such investment. In the event the Trustee does not receive such investment instruction on such date, or the investment instruction is received after 12:00 p.m. (New York City time) on such date, and the investment is not made pursuant to the immediately preceding sentence, all funds shall be invested by the Trustee in an interest bearing demand cash account of Wells Fargo Bank, National Association, that qualifies as one of the Cash Equivalents described in clause (b) of the definition of Cash Equivalents. In the event the Trustee is unable to make an investment required in an investment instruction received by the Trustee after 12:00 p.m. (New York City time) on such day, such investment shall be made by the Trustee on the next succeeding Business Day. In no event shall the Trustee be liable for any investment not made pursuant to investment instructions received after 12:00 p.m. (New York City time) on the day such investment is requested to be made. In no event shall the Trustee be liable for the selection of Cash Equivalents or for investment losses incurred thereon, except with respect to investments on which the institution acting as the Trustee is an obligor. The Trustee shall have no liability in respect of losses incurred as a result of the failure of the Transferor or the Servicer to provide timely written investment direction. Funds on deposit in the Store Payment Cash Collateral Account on any Transfer Date, after giving effect to any withdrawals from the Store Payment Cash Collateral Account to be made on the immediately following Distribution Date, shall be invested in such Cash Equivalents that will mature so that such funds will be available for withdrawal on or prior to the following Transfer Date. The Trustee shall hold such Cash Equivalents for the benefit of the Class A Certificateholders. No such Cash Equivalent shall be disposed of prior to its maturity. On each Distribution Date, all interest and earnings (net of losses and investment expenses for the account of the Transferor, if any) accrued since the preceding Distribution Date on funds on deposit in the Store Payment Cash Collateral Account may be remitted to the Transferor upon its request, but otherwise shall remain on deposit in the Store Payment Cash Collateral Account and available for withdrawal pursuant to Section 4.20(c) or Section 4.20(d), as applicable. For purposes of determining the availability of funds or the balance in the Store Payment Cash Collateral Account for any reason under this Supplement, except as otherwise provided in the preceding sentence, investment earnings on such funds shall be deemed not to be available or on deposit.
     (c) If on any Distribution Date, the Class A Required Amount, determined without giving effect to any amount available to be withdrawn from the Store Payment Cash Collateral Account, is greater than zero, then the Trustee shall withdraw from the Store Payment Cash Collateral Account (in accordance with the Settlement Statement delivered by the Servicer to the Trustee pursuant to Section 3.4(c) of the Agreement) the lesser of the Class A Required Amount, as so determined, and the amount then on deposit in the Store Payment Cash Collateral Account, and shall apply such amount (in accordance with the Settlement Statement delivered by the Servicer to the Trustee pursuant to Section 3.4(c) of the Agreement) to the components of the Class A Required Amount, as so determined, in the same priority as amounts are applied to such components from Available Series 2001-1 Finance Charge Collections pursuant to Section 4.11(a) of the Agreement.
     (d) Notwithstanding anything else to the contrary in this Section 4.20, if a Pay Out Event shall have occurred, then on the first Distribution Date thereafter, after giving effect to any withdrawal therefrom pursuant to Section 4.20(c) on such date, the Trustee shall withdraw from the Store Payment Cash Collateral Account (in accordance with the Settlement Statement delivered by the Servicer to the Trustee pursuant to Section 3.4(c) of the Agreement) the lesser of the Class A Invested Amount determined after giving effect to all other payments, deposits and allocations on such Distribution Date, and the amount then on deposit in the Store Payment Cash Collateral Account, and shall remit such amount (in accordance with the Settlement Statement delivered by the Servicer to the Trustee pursuant to Section 3.4(c) of the Agreement) to the Class A Certificateholders ratably (based upon their respective aggregate Undivided Interests in the Class A Certificates) in reduction of the outstanding principal amount of the Class A Certificates.
     (e) On the earlier of (i) the day on which the principal balance of the Class A Certificates and all other accrued and unpaid amounts owing to the Class A Certificateholders shall have been paid in full to the Class A Certificateholders, and (ii) the first Distribution Date following the date hereafter on which Pier 1 Imports’ Long-Term Issuer Credit Rating (Local Currency) by Standard & Poor’s is BB or higher and its corporate family rating by Moody’s is Ba2 or higher, the Trustee shall withdraw from the Store Payment Cash Collateral Account (in accordance with the Settlement Statement delivered by the Servicer to the Trustee pursuant to Section 3.4(c) of the Agreement) and pay to the Transferor all amounts, if any, on deposit in the Store Payment Cash Collateral Account, and the Store Payment Cash Collateral Account shall be deemed to have terminated for purposes of this Supplement.
                 SECTION 2. Condition Precedent. This Amendment shall become effective as of the date hereof upon the execution of this Amendment by all of the parties hereto and the execution and delivery of the Consent to Amendment to Supplement attached hereto.
                 SECTION 3. Miscellaneous.
                 3.1 Ratification. As amended hereby, the Supplement is in all respects ratified and confirmed and the Supplement as so supplemented by this Amendment shall be read, taken and construed as one and the same instrument.
                 3.2 Representation and Warranty. Each of the Transferor and the Servicer represents and warrants that this Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
                 3.3 Governing Law; Parties; Severability. This Amendment shall be governed by and construed in accordance with the laws and decisions (as opposed to the conflicts of law provisions) of the State of New York. Whenever in this Amendment there is a reference made to any of the parties hereto, such reference shall also be a reference to the successors and assigns of such party, including, without limitation, any debtor-in-possession or trustee. The provisions of this Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.
          3.4 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Transferor, the Servicer and the Trustee have caused this Amendment to be fully executed by their respective officers as of the day and year first above written.

PIER 1 FUNDING, L.L.C.,
Transferor

By

Name:
Title:

PIER 1 IMPORTS (U.S.), INC.,
Servicer

By

Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
(successor by merger to Wells Fargo Bank
Minnesota, National Association), Trustee

By

Name:
Title:
[Consent to Amendment to Supplement Attached]

CONSENT TO AMENDMENT TO SUPPLEMENT
     The undersigned, constituting the Majority Investors under and as defined in the Certificate Purchase Agreement dated as of September 4, 2001 (as heretofore amended, the “Purchase Agreement”), among Pier 1 Funding, L.L.C., as the transferor, Pier 1 Imports (U.S.), Inc., as the servicer, the Class A Purchasers named therein and JPMorgan Chase Bank, N.A. (as successor to Morgan Guaranty Trust Company of New York), as the administrative agent, hereby consent to the terms and conditions of the Eighth Amendment Agreement dated as of March 13, 2006, among Pier 1 Funding, L.L.C., as transferor, Pier 1 Imports (U.S.), Inc., as servicer, and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, National Association), as trustee, relating to the Series 2001-1 Supplement dated as of September 4, 2001, as heretofore amended, among the same parties.

PARK AVENUE RECEIVABLES COMPANY, LLC
(as successor to Delaware Funding Company, LLC),
as the sole Structured Investor

By JPMorgan Chase Bank, N.A., as attorney-in-fact

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as the sole Committed Investor

By:

Name:
Title: